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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response             0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   LABATT                FRED                B.
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   (Last)               (First)              (Middle)

   c/o Austin, Calvert & Flavin, Inc.
   112 East Pecan, Suite 2800
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                        (Street)

   San Antonio            Texas              78205
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   January 1, 1998
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker or Trading Symbol


   TOM BROWN, INC.
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (specify below)*

   Member of Group Owning 10%
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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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COMMON STOCK                6,000                         D
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COMMON STOCK              200,000                         I                           (1)
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COMMON STOCK                  300                         I                           (2)
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

* If the Form is filed by more than one Reporting Person, see
  Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)
                                                                       (Over)
                                                              SEC 1473 (7-96)

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security
                                                                          of            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
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

Explanation of Responses:
* The reporting person may be deemed to be a member of a group holding equity securities of the Issuer. The filing of this report shall not be deemed an admission that the reporting person is a member of such a group.


(1) The amount of securities shown in Column 2 of Table I of this Form 3 is owned beneficially by Encino Partners, L.P. ("Encino"). The reporting person is a general partner of Encino. The entire amount of the Issuer's securities held by Encino is reported herein. The reporting person disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended (the "Act") or otherwise, except as to securities representing the reporting person's pro rata interest in, and interest in the profits of, Encino.

(2) The amount of securities shown in Column 2 of Table I of this Form 3 is owned beneficially by Raven Schaefer, the reporting person's wife. The entire amount of the Issuer's securities held by his wife, individually, is reported herein. The reporting person disclaims any beneficial ownership of the Issuer's securities reported herein for the purposes of Rule 16a-1(a) under the Act or otherwise.


              /s/ Fred B. Labatt                                4/29/98
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              ** Signature of Reporting Person                    Date




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.